As filed with the Securities and Exchange Commission on August 5, 2010

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ALIGN TECHNOLOGY, INC.

(Exact name of Registrant as specified in its charter)

Delaware	94-3267295
(State of Incorporation)	(I.R.S. Employer Identification No.)

2560 Orchard Parkway

San Jose, CA 95131

(Address of Principal Executive Offices)

2005 Incentive Plan

2010 Employee Stock Purchase Plan

(Full Titles of the Plans)

Kenneth B. Arola

Chief Financial Officer

Align Technology, Inc.

2560 Orchard Parkway

San Jose, CA 95131

(408) 470-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Chris Fennell, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304-1050 (650) 493-9300	Roger E. George Vice President, Corporate and Legal Affairs and General Counsel Align Technology, Inc. 2560 Orchard Parkway San Jose, CA 95131 (408) 470-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value per share to be issued under the 2005 Incentive Plan	3,300,000(2)	$17.79	$58,707,000	$4,186
2005 Incentive Plan	30,248(2)	N/A(2)	N/A(2)	N/A(2)
2010 Employee Stock Purchase Plan	2,400,000(3)	$15.02(4)	$36,048,000(4)	$2,571

(1)	This Registration Statement covers such indeterminable number of additional shares of common stock, $0.0001 par value per share (“Common Stock”), of Align Technology, Inc. as may hereafter be offered or issued pursuant to the Align Technology, Inc. 2005 Incentive Plan (as amended) (the “2005 Plan”) and the 2010 Employee Stock Purchase Plan (the “2010 ESPP”) to prevent dilution resulting from stock splits or similar transactions effected without receipt of consideration and pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	This Registration Statement covers 3,300,000 shares of Common Stock issuable pursuant to the 2005 Plan. In addition, this Registration Statement covers 30,248 shares of Common Stock previously registered for offer or sale under the 2001 Equity Incentive Plan (the “2001 Plan”) on a Registration Statement on Form S-8 filed on February 5, 2001 (Registration No. 333-55020) (the “Initial Registration Statement”). The 30,248 shares previously registered for offer or sale under the 2001 Plan have not been issued and may be offered and sold under the 2005 Plan (the “Carryover Shares”). In connection with the Initial Registration Statement, the registrant paid a total registration fee of $41,657 of which $103 related to the Carryover Shares. Pursuant to Interpretation 89 under Section G of the Division of Corporation Finance’s Manual of Publicly Available Telephone Interpretations dated July 1997 and Instruction E to the General Instructions of Form S-8, the registrant has carried forward the registration fee related to the Carryover Shares. Therefore, no further registration fee is required with respect to the Carryover Shares. The registrant is concurrently filing a Post-Effective Amendment No. 4 to the Initial Registration Statement to deregister 30,248 unissued shares.
(3)	In addition, this Registration Statement covers 2,400,000 shares of Common Stock issuable pursuant to the 2010 ESPP.
(4)	Estimated in accordance with Rule 457(h) promulgated under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on 85% of the average of the high and the low prices for the registrant’s common stock as reported on the Nasdaq Global Market on August 3, 2010, which price was $17.67.

EXPLANATORY NOTE

In May 2005, the stockholders of Align Technology, Inc., a Delaware corporation (the “Company”) approved the 2005 Incentive Plan (the “2005 Plan”), which replaced the 2001 Equity Incentive Plan (the “2001 Plan”). In May 2010, the stockholders of the Company approved the amendment and restatement of the 2005 Plan which, among other things, increased the number of shares of the Company’s common stock, $0.0001 par value per share (“Common Stock”) reserved for issuance under the 2005 Plan by 3,300,000 shares. As a result, the aggregate number of shares of Common Stock reserved for issuance under the 2005 Plan is 13,283,379, plus up to an aggregate of 5,000,000 shares that would have been returned to the Company’s 2001 Plan as a result of termination of options or repurchases of shares. No awards have been granted under the 2001 Plan since May 2005.

In addition, in May 2010, the stockholders of the Company approved the 2010 Employee Stock Purchase Plan (the “2010 ESPP”). The total number of shares reserved for issuance under the 2010 ESPP is 2,400,000 shares of Common Stock.

This Registration Statement on Form S-8 relates to the registration of (i) 3,300,000 shares of Common Stock reserved for issuance under the 2005 Plan, (ii) the 30,248 shares of Common Stock (the “Carryover Shares”) previously registered on Registration Statement on Form S-8 filed on February 5, 2001 (Registration No. 333-55020) (the “Initial Registration Statement”) carried over from the 2001 Plan to the 2005 Plan, and (ii) 2,400,000 shares of Common Stock reserved for issuance under the 2010 ESPP. None of the Carryover Shares may be issued under the 2001 Plan; such Carryover Shares may only be issued, offered and sold under the 2005 Plan.

In accordance with the principals set forth in Interpretation 89 under Section G of the Division of Corporation Finance’s Manual of Publicly Available Telephone Interpretations dated July 1997 and Instruction E to the General Instructions of Form S-8, this Registration Statement on Form S-8 carries forward the $103 registration fee previously paid with respect to the Carryover Shares and as a result, only an additional registration fee of $6,757 is required. The Company is filing a post-effective amendment to the Initial Registration Statement to deregister the Carryover Shares contemporaneously with the filing of this Registration Statement.

ALIGN TECHNOLOGY, INC.

REGISTRATION STATEMENT ON FORM S-8

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

Item 2.	Registration Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents and information previously filed with the Commission are incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the Commission on February 26, 2010 pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, filed with the Commission on August 5, 2010 pursuant to Section 13(a) of the Exchange Act.

(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on:

•	January 14, 2010

•	January 29, 2010;

•	February 8, 2010; and

•	May 25, 2010

in each case pursuant to Section 13 of the Exchange Act.

(d)	The description of the Registrant’s common stock contained in the Registrant’s Registration Statement No. 000-32259 on Form 8-A filed with the Commission on January 25, 2001, pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this Registration Statement, and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents and in agreements between the corporation and its directors and officers provisions expanding the scope of indemnification beyond that specifically provided by the current law. Section 145 also provides that a corporation has the power to maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145.

The Registrant’s Amended and Restated Certificate of Incorporation provides for the indemnification of the Registrant’s officers and directors to the fullest extent permitted under Delaware law.

The Registrant enters into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant’s Amended and Restated Certificate of Incorporation, and the Registrant intends to enter into indemnification agreements with any new directors and executive officers in the future.

In addition, subject to the limits set forth in such policies, the directors and officers of the Registrant are insured under polices of insurance maintained by the Registrant against certain losses arising from any claims made against them by reason of being or having been such director or officer.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	2005 Incentive Plan, as amended

4.2	2010 Employee Stock Purchase Plan

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto).

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (contained in signature page).

Item 9.	Undertakings.

(a) The Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 5th day of August, 2010.

ALIGN TECHNOLOGY, INC.

By:	/s/ KENNETH B. AROLA
Kenneth B. Arola
Chief Financial Officer
(Principal Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Kenneth B. Arola and Thomas M. Prescott as his or her attorney-in-fact, each with full power of substitution and resubstitution, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated this 5th day of August, 2010.

Signature	Title

/s/ THOMAS M. PRESCOTT Thomas M. Prescott	President and Chief Executive Officer (Principal Executive Officer)

/s/ KENNETH B. AROLA Kenneth B. Arola	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ DAVID E. COLLINS David E. Collins	Director

/s/ JOSEPH LACOB Joseph Lacob	Director

/s/ C. RAYMOND LARKIN JR. C. Raymond Larkin Jr.	Director and Chairman of the Board

/s/ DAVID C. NAGEL David C. Nagel	Director

/s/ GEORGE J. MARROW George J. Morrow	Director

/s/ GREG J. SANTORA Greg J. Santora	Director

/s/ WARREN S. THALER Warren S. Thaler	Director

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	2005 Incentive Plan, as amended

4.2	2010 Employee Stock Purchase Plan

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto).

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (contained in signature page).